Ex-99.1

                   Downingtown National Bank Retirement Plan

                 Notice of Cessation of Future Benefit Accruals
                        Effective as of December 31, 2003

     This Notice is provided in accordance with Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980F of the Internal Revenue Code of 1986, as amended. The date of this Notice is November 14, 2003.

     This Notice applies to all active participants in the Downingtown National Bank Retirement Plan (the "Plan") and all alternate payees under a Qualified Domestic Relations Order whose award under the Plan is subject to future benefit accruals. This Notice does not apply to any participants who terminate employment on or prior to December 31, 2003 with deferred vested Plan benefits or to retirees who are currently receiving payment of Plan benefits.

                             Purpose of this Notice

     The purpose of this Notice is to inform you that Downingtown National Bank (the "Bank") has amended the Plan, effective December 31, 2003 so that no participants will earn additional benefits under the Plan after December 31, 2003. This means that even though you continue to work for the Bank after December 31, 2003, you will not be given credit for any additional salary you earn or Credited Service you complete after that date.

     Currently, the Plan provides pension benefits to eligible retired employees at 65 years of age equal to 1.5% of your average monthly pay, multiplied by your years of accredited service. The accrued benefit is based on the monthly average of your highest five consecutive years of your last ten years of service. As a result of this amendment, no further service or compensation will be credited under the Plan after December 31, 2003.

     However, you will receive a benefit from the Plan that is not less than the amount you earned through December 31, 2003, provided you have a fully vested interest in your benefit at the time payment of your Plan benefits commence. Even if you are not fully vested as of December 31, 2003, you can continue to earn vesting credit under the Plan going forward.

         If you have any questions regarding this Notice, please contact:

                  Tracy E. Panati
                  Assistant Vice President
                  Human Resources
                  Downingtown National Bank
                  4 Brandywine Avenue
                  Downingtown, PA 19335-0904
                  484-359-3999